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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                               September 30, 1998               Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                      (Unaudited)   1997       1996         1995      1994     1993
                                   --------------   ----       ----         ----      ----     ----
                                                                      (In Thousands)
Net Income                           $ 67,071    $ 65,758    $37,926     $29,101     $34,726   $23,779
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Add income taxes and fixed charges:
   Current federal income taxes        26,134      34,244     25,867       9,437      (6,762)    5,606
   Deferred federal income taxes       11,318         912     (6,052)      6,156      24,932     3,430
   Investment tax credits - net        (1,090)     (1,103)    (1,118)     (1,132)     (1,228)   (1,228)
   Massachusetts franchise tax          8,460       7,514      4,479       3,935       4,681     3,348
   Interest on long-term debt          27,051      27,612     27,089      25,901      20,967    23,403
   Interest on short-term debt and other5,632       7,214      6,473       6,784       6,366     3,638
                                     --------    --------    -------     -------     -------   -------
Net earnings available for fixed charges         $144,576   $142,151     $94,664     $80,182   $83,682   $61,976
                                     ========    ========    =======     =======     =======   =======

Fixed charges:
   Interest on long-term debt        $ 27,051    $ 27,612    $27,089     $25,901     $20,967   $23,403
   Interest on short-term debt and other5,632       7,214      6,473       6,784       6,366     3,638
                                     --------     -------    -------     -------     -------   -------
       Total fixed charges           $ 32,683    $ 34,826    $33,562     $32,685     $27,333   $27,041
                                     ========     =======    =======     =======     =======   =======

Ratio of earnings to fixed charges       4.42        4.08       2.82        2.45        3.06      2.29
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